Exhibit 99.N1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 25, 2022, with respect to the consolidated financial statements of Owl Rock Technology Income Corp., included herein, and our report dated January 13, 2023, with respect to the senior securities table, included herein, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Form N-2.

New York, New York

January 13, 2023